[FRANCHISE FINANCE CORPORATION OF AMERICA Letterhead]


                                  July 25, 1997

VIA TELECOPY AND
AIRBORNE EXPRESS

Mr. James R. Arabia
Sybra, Inc.
9404 Genesee Avenue
Suite 330
La Jolla, California 92037

Dear Jim:

      Sybra, Inc. ("Borrower") has advised FFCA Acquisition Corporation ("FFCA") that Borrower desires to obtain mortgage financing for up to twelve (12) new Arby's restaurants (individually, a "Property" and collectively, the "Properties") during the next twenty-four (24) months. For each Property, Borrower desires to obtain a construction/long term mortgage loan secured by a first lien mortgage or deed of trust, as determined by FFCA (individually, the "Mortgage Loan" and collectively the "Mortgage Loans"). Up to one (1) of the Mortgage Loans may involve land (the "Land") which shall be leased by Borrower pursuant to a long term ground lease (the "Ground Lease Site") and shall be secured by a first lien mortgage or deed of trust on the Improvements and Borrower's leasehold interest in the Land. Each of the remaining Mortgage Loans shall be secured by a first lien mortgage or deed of trust on the land, building and other improvements (collectively, the "Improvements") at a Property which shall be owned by Borrower in fee simple (individually, a "Fee Site" and collectively, the "Fee Sites"). At the time of the final construction draw of each Mortgage Loan, Borrower also desires to obtain an equipment loan (individually an "Equipment Loan" and collectively, the "Equipment Loans") secured by a first lien security interest in the new furniture, equipment and other trade fixtures at the Property (collectively, the "Equipment").

      Upon the acceptance of this commitment letter (the "Commitment") by Borrower, FFCA commits to make to Borrower (i) up to twelve (12) Mortgage Loans, and (ii) up to twelve (12) Equipment Loans, all on the terms set forth in this Commitment (individually, a "Transaction" and collectively, the "Transactions").

A. Basic Commitment Terms.

Background:             This Commitment outlines certain basic terms and
                        conditions of the Transactions; however, it is not meant to define all of the terms and conditions of the Transactions, which will be set forth more fully in a separate term sheet (the "Term Sheet") and the final documentation for each Transaction. The Transactions are subject to, among other things, the approval by FFCA's in-house site review and valuation department of the Properties and the Loan Amount (as defined below), Borrower's compliance with all of the requirements set forth in this Commitment and the receipt by FFCA of all documents and other information reasonably requested by FFCA and its counsel.

Acceptance:             Borrower may accept this Commitment by signing and
                        returning a copy of this Commitment, together with a check for the Fee (as defined below), to FFCA within 10 days of the date hereof.

Fee: Borrower shall pay FFCA a $24,000.00 fee for this Commitment.

Refundability of Fee:   Although the Fee shall be nonrefundable and fully earned
                        when received by FFCA, all or part of the Fee may be applied to the Property Commitment Fees as described in the Property Commitment Fee Section below. If Borrower and FFCA are unable to agree upon loan documents for use in connection with this Transaction, the Fee shall be refunded to _______________________.

Loan Amount Cap:        Notwithstanding anything herein to the contrary, the sum
                        of the Loan Amount and the Equipment Loan Amount for any Fee Site shall not exceed $1,000,000.00 (including financed soft costs and closing costs); and the sum of the Loan Amount and the Equipment Loan Amount for the Ground Lease Site shall not exceed $1,000,000 minus the base annual rental under the ground lease during the first year of the term of the Mortgage Loan times 10
                        (including financed soft costs and closing costs).

Transaction Processing: Borrower will notify FFCA as soon as Borrower has identified a Property. Such notice shall include a copy of the proposed purchase agreement or ground lease, as the case may be, a description of the Property, including the proposed Improvements, a budget for the proposed

                        Improvements, a description and cost estimate for the Equipment and any other documents and information available regarding the Property (the "Property Notice"). Upon receipt of the Property Notice, FFCA's in-house site review and inspection department will inspect the Property identified by Borrower. If the identified Property is approved by FFCA, FFCA will prepare a Term Sheet in the form attached hereto as Exhibit A outlining the specific terms and conditions upon which FFCA would be willing to enter into the Transaction. FFCA will not order a title insurance commitment and phase I environmental report or instruct its counsel to begin preparing any of the documentation, until Borrower has accepted the Term Sheet and returned it to FFCA.

Commitment Term:        The term of this Commitment shall commence on the date
                        this Commitment is accepted and automatically expire and be of no further force or effect 24 months after the date it is accepted by Borrower. Any Property Notice received by FFCA after such date shall be ineffective.

Property Locations:     Each of the Properties shall be located in one of the
                        following states: (i) Florida, (ii) Michigan, (iii)
                        Pennsylvania, or (iv) Texas.

B. Basic Mortgage Loan Terms

Property Commitment     For each Transaction Borrower shall pay FFCA an
Fee:                    underwriting and processing fee equal to the sum of one
                        percent (1%) of the sum of the Loan Amount and the Equipment Loan Amount. Borrower shall be entitled to a $2,000.00 credit towards the Property Commitment Fee owing under each Term Sheet. One-half of the balance of the Property Commitment Fee shall be due upon Borrower's acceptance of a Term Sheet; the balance of the Property
                        Commitment Fee shall be due at the Closing.

Documentation:          FFCA shall provide Borrower with FFCA's proposed form of
                        promissory note ("Note"), loan agreement ("Loan
                        Agreement"), mortgage or deed of trust, as determined by FFCA, and security agreement (Deed of Trust"), assignment of leases and rents, UCC-1 financing statements and such other documents as may be reasonably required by FFCA or the title company. The ground lease involved in any Transaction shall be satisfactory to FFCA in its sole and absolute discretion.

Loan Amount:            In the case of the Mortgage Loan involving the Ground
                        Lease Site the sum of (i) the actual and reasonable cost to construct the Improvements, as determined by FFCA's in-house site inspection and review department, (ii) the Property Commitment Fee, and (iii) such soft costs and closing costs as FFCA may approve in its sole discretion. In the case of a Mortgage Loan involving a Fee Site, the sum of (a) the fair market value of the land as determined by FFCA's in-house site inspection and review department, (b) the actual and reasonable cost to construct the Improvements, as determined by FFCA's in-house site inspection and review department,
                        (c) the Property Commitment Fee, and (d) such soft costs and closing costs as FFCA may approve in its sole discretion. Loan Amounts on all of the Properties shall not exceed the sum of $9,600,000.00 (inclusive of the cost of the Land, the Development Price (as defined below), and all financed soft costs and closing costs.

Development Price:      After Borrower purchases the Land, FFCA will fund the
                        sum of (i) the actual and reasonable hard costs incurred to construct the improvements at the Property as determined by FFCA's in-house site inspection and valuation department and (ii) Borrower's actual and reasonable out-of-pocket soft costs relating to the construction of the Improvements as may be approved as to category and amount by FFCA, in its sole discretion.

Basic Construction      The disbursement agreement shall provide that FFCA will
Funding Terms:          agree to fund the Development Price in progress payments
                        through the title company, and Borrower will agree to complete the Improvements as provided therein.

Note Terms:             During the construction period, interest shall accrue at
                        a variable rate equal to the 30-day LIBOR Rate then in effect plus 3.00%; thereafter, interest shall accrue at an annual rate equal to the 10-year U.S. Treasury Note
                        Rate in effect 10 days prior to final disbursement of the Development Price plus 3.00%. Principal and interest shall be paid in equal monthly installments due on the first day of each month based on a twenty (20) year amortization schedule.

Prepayment:             Subject to the terms of the Fixed Charge Coverage
                        paragraph below, the Note may not be prepaid in whole or in part during the first five years of the term of the Note. Thereafter, Borrower may prepay the Note, in whole but not in part, on any regularly scheduled payment date; provided, however, any prepayment during the sixth year of the term of the Mortgage Loan shall include a prepayment premium equal to 5% of the then outstanding amount of the loan; any prepayment during the seventh year of the term of the Mortgage Loan shall include a prepayment premium equal to 4% of the then outstanding amount of the loan; any prepayment during the eighth year of the term of the Mortgage Loan shall include a prepayment premium equal to 3% of the then outstanding amount of the loan; any prepayment during the ninth year of the term of the Mortgage Loan shall include a prepayment premium equal to 2% of the then outstanding amount of the loan; and any prepayment during the tenth year of the term of the Mortgage Loan shall include a prepayment premium equal to 1% of the then outstanding amount of the loan.

Fixed Charge Coverage   Prior to the securitization (as defined below) of any of
Ratio:                  the Mortgage Loans, Borrower will maintain an annual
                        fixed charge ratio, tested on a consolidated basis as to all of the Properties subject to the Mortgage Loans that are being securitized equal to or greater than 1.3:1
                        (the "SFCCR"). FFCA will notify Borrower as to the actual date for the calculation of the SFCCR (the "SFCCR
                        Calculation Date") at least 60 days prior to the SFCCR
                        Calculation Date. The SFCCR Calculation Date shall be no more than 30 days prior to the anticipated date of the Securitization. In calculating the SFCCR, FFCA will use actual performance data for any Properties that have been operated for more than 4 months as of the SFCCR
                        Calculation Date. For any Properties that have been operated for less than 4 months as of the SFCCR
                        Calculation Date, FFCA shall use pro forma data to calculate the SFCCR. FFCA will not exclude from any Securitization any of the fully funded Mortgage Loans in FFCA's inventory if the exclusion of the Mortgage Loan causes the SFCCR on the remaining Mortgage Loans to be lower than 1.30:1. Furthermore, the FCCR Calculation
                        Date for any Property shall be no more than one year after the date that the Mortgage Loan for such Property was fully funded. The Loan

                        Documents shall further provide that after the Mortgage Loan has been securitized, Borrower shall maintain an annual fixed charge coverage ratio, tested on a consolidated basis as to all of Borrower's Arby's restaurants, equal to or greater than 1.3:1, with such ratio to be calculated as of each fiscal year end of Borrower ("FCCR") (any annual FCCR calculation below 1.3:1 shall be subject to cure, consistent with provisions in the loan documents between Sybra and the Atherton Group). Borrower's fiscal year 1997 year end will be based on a year to date performance as there are less than 12 full months of operation from April 30, 1997, the acquisition date of Borrower by ICH. Both the SFCCR and the FCCR shall be calculated in accordance with the following formula:

                        The ratio of the sum of:

                              1. Net income according to GAAP (after income tax); plus

                              2.    Income tax; plus

                              3.    Interest expense, plus

                              4. All non-cash charges including depreciation and amortization; plus

                              5. All corporate and regional overhead (defined as non-store level general and administrative expense consistent with the method of accounting used for Borrower's 1996 audited report, including, but not limited to, expenses related to automobiles, administrative fees, legal, accounting and other professional services, office supplies, travel and entertainment; plus

                              6.    Non-recurring expenses; minus

                              7. A standardized management fee representing 2.0% of gross sales for any 12 month period; plus

                              8. Rent expense (defined as building and ground operating lease expense, plus percent rent, plus capitalized building lease expense (net of principal and interest), minus rent on regional and corporate offices and inactive units);

                        To the sum of:

                              1. All corporate debt service for the period being measured (interest and required principal payments during such period); plus

                              2. Rent expense as defined above in number 8 above; plus

                              3. Interest and required principal payments on all Capital Lease obligations during such period.

                        If Borrower does not achieve either the required SFCCR or the FCCR, within 30 days following notice from FFCA, Borrower shall be required to cure such failure through one of the following remedies: (i) pay off the Mortgage Loan(s) on the poorest performing Property or Properties, (ii) prepay the Mortgage Loan(s) on the poorest performing Property or Properties by an amount sufficient to raise the ratio to the required level and the corresponding Note or Notes shall be amended to reamortize the remaining payments due thereunder, (iii) substitute the poorest performing Properties with similar Properties upon terms that are mutually acceptable to the parties, or (iv) pay off the Notes on the poorest performing Properties and enter into a sale-leaseback transaction with FFCA on terms and conditions that are mutually satisfactory to the parties.

Closing Costs:          Borrower shall pay its attorneys' fees, the cost of
                        FFCA's in-house site inspection expenses, FFCA's reasonable attorneys' fees, the cost of the phase I environmental report, and all other Mortgage Loan closing costs, including, without limitation, all mortgage and stamp taxes, construction consultant fees, soil report expenses, disbursement agent costs, survey expenses, and title insurance premiums, and escrow, filing and recording fees.

Basic Construction      The Loan Agreement shall provide that FFCA will agree to
Funding Terms:          fund the Loan Amount in progress payments through the
                        title company and Borrower will agree to complete the Improvements as provided therein.

C. Basic Equipment Loan Terms:

Documentation:          FFCA's counsel will prepare and submit to Borrower the
                        form of equipment note (the "Equipment Note"), equipment loan agreement (the "Equipment Loan Agreement"), security agreement (the "Security Agreement") and UCC-1
                        Financing Statements previously agreed upon by FFCA and Borrower. The Security Agreement shall grant FFCA a first priority purchase money security interest in the Equipment, and the Equipment Loan Agreement shall (i) contain such representations, warranties, covenants and agreements as are customary in loan transactions of this type, and (ii) provide that Borrower will indemnify FFCA against all claims, suits and costs whatsoever relating to any breach of Borrower's representations and warranties. At the Equipment Loan closing, Borrower shall (i) provide FFCA with proof of insurance and copies of all bills of sale, invoices and purchase agreements relating to the Equipment, and (ii) execute the Equipment Note, the Equipment Loan Agreement, the
                        Security Agreement, the UCC-1 financing statements and such other documents as may be reasonably required by FFCA or the title company (collectively, the "Equipment
                        Loan Documents").

Equipment               The actual and reasonable cost of the Equipment at each
Loan Amount:            Property, but in no event shall the cost of the
                        Equipment at all of the Properties exceed the sum of $2,400,000.00 in the aggregate or the cost of the Equipment at any Property exceed $200,000.00.

Note Terms:             Interest shall accrue at the rate per annum equal to the
                        10-year U.S. Treasury Note Rate in affect 10 days prior to closing plus 3.00%. Principal and interest shall be paid in equal monthly installments due on the first day of each month based on a seven (7) year amortization schedule.

Prepayment:             Borrower may not prepay any Note in whole or in part
                        during the first four (4) years thereof; thereafter, Borrower may prepay the Note in whole only on any regularly scheduled payment date; provided, however, any prepayment during the fifth year of the term of the Equipment Loan shall include a prepayment premium equal to 3% of the then outstanding amount of the

                        Equipment Loan; any prepayment during the sixth year of the term of the Equipment Loan shall include a prepayment premium equal to 2% of the then outstanding amount of the Equipment Loan; and any prepayment during the seventh year of the term Equipment Loan shall include a prepayment premium equal to 1% of the then outstanding amount of the Equipment Loan.

Equipment Loan          The date of the final funding of the Loan Amount.
Closing Date:

D. Other Material Transaction Terms.

Ground Lease Approval:  Prior to the closing of any Transaction involving a
                        Ground Lease Site, FFCA's Legal Department shall have received and approved the related ground lease.

Financial Statements:   Within forty-five days following the end of each quarter
                        during the Commitment Term, Borrower shall provide FFCA with Borrower's financial statements for the preceding quarter.

Securitization:         The Loan Documents shall provide that FFCA may, at any
                        time, sell, transfer or assign any Note, Deed of Trust and any of the other Loan Documents and Equipment Loan
                        Documents, and any or all servicing rights with respect thereto (each, a "Transfer"), or grant participations therein (each, a "Participation"), or complete an asset securitization vehicle selected by FFCA, in accordance with all requirements which may be imposed by the investors or the rating agencies involved in such securitized financing transaction, as selected by FFCA, or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust (each, a "Securitization").
                        Borrower agrees to reasonably cooperate in good faith with FFCA in connection with any Transfer, Participation and/or Securitization, including, without limitation,
                        (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to Borrower by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or the Securitization, as applicable; provided, however,
                        Borrower shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfers, Participations or Securitization, so long as such amendments would not have a material adverse effect upon Borrower or the transactions contemplated by this Commitment or make any of the mortgage and equipment loan repayment or covenants more burdensome on the Borrower. Borrower consents to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Property or the financial condition of Borrower, to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or Securitization, as applicable. FFCA shall pay the reasonable and customary expenses incurred in connection with the performance of the obligations under this Paragraph.

Cross-Default and       The Mortgage Loan Documents and Equipment Loan Documents
Cross-                  between FFCA and Borrower with respect to the Mortgage
Collateralization:      Loans and the Equipment Loans shall be cross-defaulted
                        and cross-collateralized with all other loan agreements, notes, mortgages, deeds of trust and other agreements in connection with the Transactions now or hereafter entered into between (or, in the case of notes and guaranties, in favor of) (i) FFCA, Franchise Finance
                        Corporation of America or any of its other subsidiaries and affiliates, on the one hand, and (ii) Borrower, on the other hand.

Contingencies:          Prior to the Closing, FFCA shall have received a
                        satisfactory post acquisition balance sheet and 1997 pro-forma income statement for Sybra, Inc.

E. Other Matters.

      THE FOREGOING SUMMARY OF BASIC TERMS AND CONDITIONS IS NOT MEANT TO BE NOR SHOULD IT BE CONSTRUED AS AN ATTEMPT TO DEFINE ALL OF THE TERMS AND CONDITIONS REGARDING THE TRANSACTIONS AND THE EQUIPMENT LOANS. INSTEAD, IT IS INTENDED ONLY TO OUTLINE

CERTAIN BASIC POINTS OF THE BUSINESS UNDERSTANDING AROUND WHICH LEGAL DOCUMENTATION WILL BE STRUCTURED. THE OUTLINED TERMS AND CONDITIONS ARE SUBJECT TO FINAL DOCUMENTATION SATISFACTORY TO ALL PARTIES AND COMPLETE LEGAL REVIEW AND APPROVAL OF ALL PERTINENT MATTERS.

      This Commitment and the Transactions and the Equipment Loans contemplated hereby (i) shall be subject to, in FFCA's judgment, there being no adverse material change in Borrower's financial condition, (ii) shall not be assignable by Borrower or relied upon by any third party without the prior written consent of FFCA, and (iii) shall be governed by the internal laws of the State of Arizona, without giving effect to conflict of law principles. This Commitment may be assigned by FFCA without the consent of Borrower. This Commitment (i) supersedes any previous discussions, agreements and/or proposal/commitment letters relating to the Transactions, and the Equipment Loans, and (ii) may only be amended by a written agreement executed by FFCA and Borrower. FFCA reserves the right to cancel this Commitment in the event Borrower has made any misrepresentations or has withheld any information with regard to the Transactions.

      ANY ACTION ARISING OUT OF THIS COMMITMENT SHALL BE PROSECUTED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ARIZONA. FFCA AND BORROWER WAIVES ANY RIGHT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION ARISING OUT OF THIS COMMITMENT. BORROWER WAIVES ANY RIGHT BORROWER HAS OR MAY HAVE TO SEEK OR RECOVER FROM FFCA OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS AND EMPLOYEES ANY AWARD OF SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY DEFAULT BY FFCA UNDER THIS COMMITMENT.

      Please indicate your acceptance of this Commitment by having a copy of this Commitment signed and returned to FFCA to the attention of Maggie Craft, FFCA Acquisition Corporation, 17207 North Perimeter Drive, Scottsdale, Arizona 85255, together with a check in the sum of $24,000.00 payable to "FFCA Acquisition Corporation", within ten (10) days from the date hereof or this Commitment will automatically expire.

                                          FFCA Acquisition Corporation,
                                          a Delaware corporation


                                          /s/ Rob Roach
                                          Rob Roach
                                          Senior Vice President
                                          Corporate Finance
cc: Mr. Charles Hyslop

ACCEPTED AND AGREED TO on this 1st day of August, 1997.

Sybra, Inc.,
a Michigan corporation

By /s/ James R. Arabia
   -------------------
Printed Name James R. Arabia
Title Chairman

                                    EXHIBIT A
                                    ---------

                                   TERM SHEET
                                   ----------

      This Term Sheet is subject to the terms and conditions of that certain commitment letter dated July 15, 1997, between FFCA Acquisition Corporation ("FFCA"), as lender, and Sybra, Inc. ("Borrower"), as borrower (the "Commitment Letter"). In the event of any conflict between the provisions of the Commitment Letter and the terms of this Term Sheet, the terms of the Commitment Letter shall prevail. Any capitalized terms used herein without definition shall have the same meaning given in the Commitment Letter.

Date:
                                          --------------------------------------
Lender:                                   FFCA.

Borrower:                                 Borrower.

Property Location:
                                          --------------------------------------
FFCA Store Number:
                                          --------------------------------------
Property Legal Description:               See attached Exhibit "A"

Property Type:                            Fee Site      Ground Lease Site
                                                  ----                   ----
Loan Amount:
                                          --------------------------------------
Property Commitment Fee:
                                          --------------------------------------

Interest Rate:                            During the construction period,
                                          interest shall accrue at a variable
                                          rate equal to the 30-day LIBOR Rate
                                          then in effect plus 3.00%; thereafter,
                                          interest shall accrue at an annual
                                          rate equal to the 10-year U.S.
                                          Treasury Note Rate in effect 10 days
                                          prior to final disbursement of the
                                          Development Price plus 3.00%.
                                          Principal and interest shall be paid
                                          in equal monthly installments due on
                                          the first day of each month based on a
                                          twenty (20) year amortization
                                          schedule.

Equipment Loan Amount:
                                          --------------------------------------

Interest Rate:                            Interest shall accrue at an annual
                                          rate equal to the 10-year U.S.
                                          Treasury Note Rate in effect 10 days
                                          prior to final disbursement of the
                                          Development Price plus 3.00%.
                                          Principal and interest shall be paid
                                          in equal monthly installments due on
                                          the first day of each month based on a
                                          seven (7) year amortization schedule.

      It is expressly acknowledged that the Transaction is subject to Borrower satisfying all of the conditions and requirements contained in the Commitment Letter.

ACCEPTED AND AGREED TO this _ day of _______________________, 1997.

FFCA:                                    BORROWER:

FFCA ACQUISITION CORPORATION,            SYBRA, INC.
a Delaware corporation                   a Michigan corporation

By                                       By
  -----------------------------------      -------------------------------------
Printed Name:                            Printed Name:
             ------------------------                 --------------------------
Title                                    Title
     --------------------------------         ----------------------------------